Exhibit 4.12

                              CONSULTING AGREEMENT

           THIS AGREEMENT made as of the 1st day of January, 2002.

B E T W E E N:

            J. GERRY STANTON EXECUTIVE SERVICES LTD.
            a corporation incorporated under the laws of Canada

            (hereinafter referred to as the "Consultant")

AND:

            E-CRUITER.COM INC.,
            a corporation incorporated under the laws of Canada

            (hereinafter referred to as the "Corporation")

           WHEREAS the Consultant has experience and expertise in the business carried on by the Corporation.

           AND WHEREAS the Corporation desires to retain the services of the Consultant on a long-term basis in accordance with the terms and conditions set forth herein.

           NOW THEREFORE in consideration of the premises and the mutual covenants herein and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties) the parties hereto covenant and agree as follows:

                              ARTICLE ONE - GENERAL

1.01       CONSULTANT SERVICES

           Subject to the terms and conditions hereof, the Corporation shall retain the Consultant to provide management and consulting services, and the Consultant shall provide such services to the Corporation, regarding:

           (1) corporate strategic direction;


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           (2) mergers and acquisitions;

           (3) strategic product review; and such other consultative services as may from time to time be agreed upon between the parties.


                         ARTICLE TWO- TERM OF AGREEMENT

2.01 The term of this Agreement shall commence on the 1st day of January, 2002 and shall continue and shall not be terminated by either party for any reason or cause whatsoever, except pursuant to paragraph 7 herein, until the 31st day of December, 2003 (the "Term").

                   ARTICLE THREE - REMUNERATION OF CONSULTANT

3.01       FEE FOR SERVICES

           The Corporation shall pay to the Consultant for the services provided under this Agreement a fee equal to $250,000.00 plus GST U.S. (the "Fee").

3.02       PAYMENT OF FEES

           3.02.01 The Fee shall be payable by the Corporation to the Consultant in 24 equal monthly payments of $10,416.67 plus GST.

           3.02.02 The Consultant authorizes the Corporation to deduct from any payment, any amounts properly owed to the Corporation by the Consultant by reason of advances, loans or in recommence for damages to or loss of the Corporation's property and equipment, save only that this provision shall be applied so as not to conflict with any applicable legislation.

           3.02.3 Bonuses. In addition to the Fee the Consultant shall be entitled to receive, at the discretion of the Corporation's board of directors (the "Board"), a performance bonus, which amount shall be determined and recommended by the Corporation's audit committee.

           3.02.4 Stock Options. In addition to the Fee the Consultant may, in the absolute discretion of the Corporation, participate in the


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           Corporation's stock option plan that is in place from time to time, and receive additional stock options as determined by the Board.

3.02       GENERAL EXPENSES

           The Corporation shall reimburse the Consultant for all expenses properly incurred in connection with the services to be provided under the terms of this Agreement. Without limiting the generality of the above, it is understood and agreed that the Consultant shall be entitled to be reimbursed for all expenses for entertainment, public relations, travel, (on all flights at the cost of a business class ticket), and similar items.

3.03       BENEFIT PLANS AND INSURANCE

           At the cost of the Consultant, Gerry Stanton shall be entitled to participate in all health benefit plans and insurance plans which the Corporation provides to its chief executive officer.

3.04       INVOICES

           The Consultant shall provide the Corporation with monthly invoices which itemize the services provided under this Agreement and the expenses for which reimbursement is requested, and GST. Payment shall be made to the Consultant within five (5) days from receipt by the Corporation of an invoice.

                     ARTICLE FOUR - COVENANTS OF CONSULTANT

4.01       SERVICES

           The Consultant shall render performance of the services hereunder to the best of the Consultant's ability and in a prompt, diligent, competent and professional manner.

4.02       TIME OF SERVICES

           The Consultant will be expected to devote ten (10) days per month to providing services to the Corporation under this Agreement. The time of such service by the Consultant shall be as agreed to from time to time by the Corporation and the Consultant. Subject to the obligations of the Consultant


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under this Agreement, the Consultant shall be free to offer services to any other person or organization, except where there may be a conflict of interest with the Corporation or where there would be a resulting violation of Section
4.06 hereof.

4.03       LICENCES AND PERMITS

           The Consultant shall be responsible for obtaining all necessary licences and permits and for complying with all applicable federal, provincial and municipal laws, codes and regulations in connection with the provision of the services hereunder. The Consultant shall provide the Corporation with adequate evidence of his compliance with this Section 4.03 when requested by the Corporation.

4.04       RULES AND REGULATIONS

           The Consultant shall comply, while on the premises used by the Corporation or while providing services to the Corporation under this Agreement, with all the rules and regulations of the Corporation from time to time in force which are brought to his notice or of which he could reasonably be aware.

4.05       CONFIDENTIALITY

           The parties acknowledge that in carrying out his duties under this Agreement, the Consultant will have access to and become entrusted with confidential information regarding the business plans and operations of the Corporation, computer systems and technology, unique methodology and other proprietary information. The Consultant acknowledges that the right to maintain such detailed confidential information constitutes a proprietary right, which the Corporation is entitled to protect. Accordingly, the Consultant shall not, during the Term of this Agreement, or at any time thereafter, disclose any of such detailed confidential information, trade secrets or other private affairs of the Corporation to any person or persons, firm, association or corporation, nor shall the Consultant use the same for any purpose other than on behalf of the Corporation.

4.06       NON-COMPETITION

           (1) The Consultant shall not, without prior written consent of the Corporation for the period of this Agreement or for a period of one (1) year following the termination of this Agreement or any renewal hereof, for any reason be it for cause or not, either alone or in conjunction with any


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individual, firm, corporation, association or any entity, except for the
Corporation, whether as principal, agent, shareholder, employee or in any other capacity whatsoever, perform the duties of or provide the services as are described in paragraph 1.01 hereof in a business which competes with the Corporation, within any geographical location where the Corporation has carried on business or expended time and personnel and financial resources or been involved in any capacity in any business. Furthermore, the Consultant also agrees that upon the termination of this Agreement he will not attempt to hire or encourage to leave their employ, any of the Corporation's other employees, provided, however, that the Consultant shall not be precluded from competing with the business of the Corporation in the event of a termination of Consultant's employment as a result of a material breach by the Corporation of the provisions of this Agreement.

           (2) The Consultant confirms that all restrictions in Sections 4.06(1) are reasonable and valid and all defences to the strict enforcement thereof by the Corporation are waived by the Consultant.

4.07       INVENTIONS AND PATENTS

           (1) The Consultant shall promptly communicate and disclose to the Corporation all inventions, improvements, modifications, discoveries, designs, formulae, methods and processes made, discovered or conceived by the Consultant either alone or jointly with others, during the period of this Agreement, providing the same relate to or are capable of being used by the corporation or any affiliate thereof in the normal course of their businesses.

           (2) The Consultant acknowledges and declares that all inventions, improvements, modifications, discoveries, designs, formulae, methods, processes, as are described in paragraph 4.07(1) hereof, and all patents and patent applications relating thereto are the property of the Corporation and hereby assigns to the Corporation all of the right, title and interest of the Consultant in any such inventions, improvements, modifications, discoveries, designs, formulae, methods and processes, and in any patents or patent applications relating thereto. The Consultant shall execute all instruments and documents and do all such further acts and things as may be necessary or desirable, in the Corporation's opinion to carry out the provisions of this paragraph.


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                            ARTICLE FIVE - INDEMNITY

5.01 The Consultant shall be fully indemnified by the Corporation for any losses, damages, cost of legal actions and other liabilities suffered in the course of providing services hereunder.

                      ARTICLE SIX - INDEPENDENT CONTRACTOR

6.01       CONSULTANT NOT AN EMPLOYEE

           The Consultant will at all times act in his own capacity and right as an independent contractor in the performance of this Agreement. The Consultant is not an employee of the Corporation and shall not be entitled to receive from the Corporation any benefits whatsoever. The Corporation shall not be required to make contributions and/or remittances whatsoever for workers' compensation, Canada Pension Plan, employer health tax, employment insurance, income tax and other similar levies in respect of the fee for services to be paid to the Consultant pursuant to this Agreement.

           The Consultant shall pay for and maintain his own benefits including workers' compensation, Canada Pension Plan, employer health tax, employment insurance and other similar levies, and make appropriate remittances for income tax on his own behalf, in conformity with any applicable statutory requirements in respect of the fee for serve to be paid to the Consultant pursuant to this Agreement.

6.02       CONSULTANT SHALL NOT CONTRACT ON BEHALF OF CORPORATION

           The Consultant shall not, and shall not have the authority to, without the prior written consent of the Corporation, enter into any contract or commitment in the name of, or on behalf of, the Corporation or bind the Corporation in any respect whatsoever, or represent himself as a partner, joint venturer, agent or employee of the Corporation.

                           ARTICLE SEVEN- TERMINATION

7.01 The parties understand and agree that this Agreement may be terminated for the following reasons: (a) if the Corporation receives financing in the amount of $5,000,000.00 or a greater amount, or (b) if any person, association, partnership or corporation acquires or becomes the beneficial owner


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of, either directly or indirectly, more than 20% of the voting shares of the
Corporation.

7.02 Upon termination for any reason whatsoever, the Corporation shall pay, any and all outstanding amounts owed to the Consultant pursuant to this Agreement.

7.03 Upon compliance with this paragraph 7 herein, the Corporation shall have no further obligations to the Consultant under this Agreement or otherwise and the Consultant agrees that notwithstanding any other provision contained herein, the Consultant shall not have any right to commence any action in connection with his termination.

7.04       RETURN OF PROPERTY

           Upon the expiration of this Agreement and/or the Consultant's services under this Agreement, the Consultant shall immediately deliver or cause to be delivered to the Corporation all records, files, manuals, books, documents, materials, supplies, computer programs, money and other property and materials belonging to the Corporation, or for which the Corporation is liable to others, including all copies thereof, remaining in the possession, charge, control or custody of the Consultant.

7.05       PROVISIONS WHICH OPERATE FOLLOWING TERMINATION OR EXPIRATION

           Notwithstanding any termination or expiration of this Agreement and/or any termination or expiration of the Consultant's services under this Agreement, the provisions of Sections 4.05, 4.06, 4.07, 5 and 7 and any other provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following any such termination or expiration.

                 ARTICLE EIGHT - INTERPRETATION AND ENFORCEMENT

8.01       SECTIONS AND HEADINGS

           The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms of "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and


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include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

8.02       NUMBER

           In this Agreement words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

8.03       BENEFIT OF AGREEMENT

           This Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Consultant and the successors and assigns of the Corporation respectively.

8.04       ENTIRE AGREEMENT

           This Agreement, along with the Purchase Agreement made as of the 3rd day of April, 2001 constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement or the Purchase Agreement.

8.05       AMENDMENTS AND WAIVERS

           No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.



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8.06       ASSIGNMENT

           Except as may be expressly provided in this Agreement, neither party hereto may assign his or its rights or obligations under this Agreement without the prior written consent of the other party hereto.

8.07       SEVERABILITY

           If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

8.08       NOTICES

           Any demand, notice or other communication (hereinafter in this Section 6.08 referred to as a "Communication") to be made or given in connection with this Agreement shall be made or given in writing and may be made or given by personal delivery or by registered mail addressed to the recipient as follows:

          To the Consultant:   J. GERRY STANTON EXECUTIVE SERVICES LTD.
                               24 ROSENFIELD CRESC.
                               OTTAWA, ONK2K 2L2
                               Attention: Gerry Stanton

          To the Corporation:  E-CRUITER.COM INC.
                               495 MARCH ROAD, SUITE 300
                               KANATA, ON  K2K 3G1
                               Attention: Michael Mullarkey

or such other address or individual as may be designated by notice by either party to the other. Any Communication made or given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if made or given by registered mail, on the 3rd day, other than a Saturday, Sunday or statutory holiday in Ontario, following the deposit thereof in the mail. If the party giving any Communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of the mail, any such Communication shall not be mailed but shall be made or given by personal delivery.



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8.09       GOVERNING LAW

           This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

8.10       ATTORNMENT

           For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario shall have jurisdiction to entertain any action arising under this Agreement. The Corporation and the Consultant each hereby attorns to the jurisdiction of the courts of the Province of Ontario provided that nothing herein contained shall prevent the Corporation from proceeding at its election against the Consultant in the courts of any other province or country.

8.11       ARBITRATION AND MEDIATION

           (1) Should any dispute or disagreement of any kind arise at any time;
(i) the rights and liabilities of the Parties hereof or with respect to the interpretation, validity, construction, meaning, performance, effect or application of this Agreement, as amended from time to time; or (ii) between the Corporation and the Consultant, the Parties agree that good faith negotiations shall take place between the Corporation and the Consultant. If such good faith negotiations have not resolved the dispute or disagreement within a reasonable period of time, either Party may request a mediation between the Parties, or either Party may refer the dispute or disagreement directly to arbitration without going to mediation.

           (2) The mediator shall be agreed upon by the both Parties. In the event that the Parties are unable to agree upon the mediator, the dispute or disagreement shall be referred to arbitration in accordance with this clause.

           (3) All discussions before the mediator shall be non-binding, confidential and without prejudice to the position of either Party. The Parties agree that if the mediation process does not result in a satisfactory solution of the dispute or disagreement after the lesser of either; (a) ten (10) hours of mediation, or (b) thirty (30) days from the commencement of the mediation, then either Party may refer the dispute or disagreement to arbitration pursuant to


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the provisions of the Arbitration Act, 1991, S.O. 1991, c. 17 (the "Arbitration
Act"), as amended and in accordance with the following:

           (a) the reference to arbitration shall be to one (1) arbitrator. If the Parties cannot agree on a choice of arbitrator within ten (10) days from the expiry of the mediation process as herein provided, any Party may apply to the Ontario Superior Court of Justice for the appointment of an arbitrator as provided for in Section 10 of the Arbitration Act;

           (b) if the arbitrator has allowed his/her/its time or extended time from making any award, as provided in the Arbitration Act, to expire without making any award, any Party to the arbitration may apply to the Ontario Superior Court of Justice or to a Judge thereof to appoint any umpire who shall have the like power to act in reference and to make an award as if he/she/it had been duly appointed by all the Parties to the submission and by the consent of all the Parties thereto;

           (c) if any umpire is appointed pursuant to the foregoing subsection 11.3.2, such umpire shall make his award within three (3) months after the original or extended time appointed for making the award of the arbitrator has expired or on or before any later date to which the Parties to the reference by any writing signed by them may from time to time agree to enlarge the time for making the award, or if the Parties have not agreed, then within such time as the Court or Judge who appointed such umpire may deem proper;

           (d) any such arbitration or reference to an umpire shall be held in the City of Ottawa. The arbitration shall be completely private. The arbitrator shall fix the appropriate procedures which may include an oral hearing. The issue or issues to be decided by the arbitrator shall be defined in an arbitration agreement filed on consent by the aggrieved party. In the event the Parties to the arbitration shall be unable to agree upon the issue or issues to be decided by the arbitrator in any arbitration pursuant to this paragraph, the arbitrator shall have jurisdiction to determine the issue or issues to be so decided. The Consultant shall do all such acts and thing as are necessary to enable the arbitrator to make a proper finding respecting the matters in issue. The arbitrator may order interest on any award and the arbitrator may award costs to either Party. In the absence of any award of costs, each of the Parties


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shall bear their own costs of any arbitration pursuant to this paragraph and one-half of the cost of the arbitrator. The arbitrator shall be strictly bound by legal principals and the general nature of this Agreement in rendering his/her/its decision.

           (e) The Parties agree that good faith negotiations, mediation and arbitration shall all be without recourse to the Courts. The award of the arbitrators shall be final and binding, except that either Party may appeal an arbitration award to the Courts on a question of law. Judgement upon the award rendered by the arbitrator may be entered in any Court having jurisdiction.

8.12       PRE-CONTRACTUAL REPRESENTATIONS

           The Consultant hereby waives any right to assert a claim based on any pre-contractual representations, negligent or otherwise, made by the Corporation or any of its directors, officers, agents or employees.

8.13       TIME OF ESSENCE

           Time shall be of the essence hereof.

8.14       CURRENCY

           All dollar amounts referred to in this Agreement are in funds of the United States of America.

8.15       RIGHT TO INJUNCTIVE RELIEF

           As a violation by the Employee of the provisions of paragraphs 6 and 8 hereof could cause irreparable injury to the Employer and there is no adequate remedy at law for such violation, the Employer shall have the right, in addition to any other remedies available to it at law or in equity, to enjoin the Employee in a court of equity from violating such provisions. The provisions of paragraphs 6 and 8 hereof shall survive the termination of this Agreement.

8.16       COPY OF AGREEMENT

           The Consultant hereby acknowledges receipt of a copy of this Agreement duly signed by the Corporation.


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8.17       INDEPENDENT LEGAL ADVICE

           The Consultant acknowledges that it has read and understands the Agreement and acknowledges that it has had the opportunity to obtain independent legal advice regarding the terms of the Agreement and their legal consequences.


           IN WITNESS WHEREOF the parties have executed this Agreement.



SIGNED, SEALED AND DELIVERED
                                           J. GERRY STANTON EXECUTIVE
                                           SERVICES LTD.

                                           Per: /s/ Gerry Stanton
                                                -------------------------------
                                                Gerry Stanton



                                           E-CRUITER.COM INC.

                                           Per: /s/ Michael Mullarkey
                                                -------------------------------
                                                Michael Mullarkey, CEO
                                                and President







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